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                                                                    EXHIBIT 99.1

Company Contact:                                   Investor Relations Contact:
Diversified Security Solutions                     BPC Financial Marketing
Irv Witcosky                                       John Baldissera
(201) 794-6500                                     800-368-1217
iwitcosky@dssi-hq.com

                 DIVERSIFIED SECURITY SOLUTIONS, INC. COMPLETES
                         $3.3 MILLION PRIVATE PLACEMENT

SADDLE BROOK, N.J., July 27, 2004 -- Diversified Security Solutions, Inc. (AMEX:
DVS), today announced that it has completed a previously announced $3.3 million private placement of 553,333 shares of its common stock with qualified institutional investors. Investors have also received a warrant to acquire 138,333 shares of common stock at an exercise price of $7.60 per share, exercisable for a period commencing six months after the date of issuance through the fifth anniversary of the issuance. In addition, the Placement Agent, Roth Capital Partners, LLC is being issued a warrant to acquire 55,333 shares of common stock with the same terms as those being issued to the institutional investors. The Company intends to use the net proceeds of the private placement for general corporate purposes. Irv Witcosky, the Company's President stated "We view this financing as beneficial to support our record booked backlog and give us the resources to secure and accomplish additional large scale projects in the future."

The securities being offered were not registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements. However, under a registration rights agreement, the Company will be required to register the resale of the securities (and securities issuable upon exercise of the warrant) under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.


About Diversified Security Solutions

Diversified Security Solutions (AMEX: DVS) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. DVS' integration subsidiary Henry Bros. Electronics (HBE) has offices in California, Texas, Arizona and
New Jersey. For more information visit www.hbeonline.net, or www.dssi-hq.com

Safe Harbor
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Diversified Security Solutions does not assume any obligation to update the forward-looking information.

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